CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement on Form SB-2/A of our report dated November 22, 2004, relating to the financial statements of Decor Systems, Inc. and to the reference to our Firm under the caption "Experts" in the Prospectus.



/s/ Ferlita, Walsh & Gonzalez, PA
Ferlita, Walsh & Gonzalez, PA
Tampa, Florida


June 28, 2005